EXHIBIT 2.1

Agreement And Plan of Merger

by and among

Capital Growth Systems, Inc.

20/20 Merger Sub, Inc.

20/20 Technologies, Inc.

20/20 Representative, Inc.

Dated as of September 8, 2006

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (the “Agreement”) is made and entered into as of September 8, 2006, by and among CAPITAL GROWTH SYSTEMS, INC., a Florida corporation (“Capital Growth”), 20/20 MERGER SUB, INC., a Delaware corporation and a wholly owned subsidiary of Capital Growth (“20/20 Mergeco”), and 20/20 TECHNOLOGIES, INC., a Delaware corporation (“20/20”). Also party to this Agreement for the purposes called for herein is 20/20 Representative, Inc. (“20/20 Representative”). Capital Growth, 20/20 Mergeco, 20/20 and 20/20 Representative are sometimes referred to herein each, individually, as a “Party” and, collectively, as the “Parties,” under the following circumstances:

RECITALS

A. Upon the terms and subject to the conditions set forth herein, Capital Growth desires to acquire all of the capital stock of 20/20 in exchange for certain cash and stock consideration as set forth herein.

B. Capital Growth and 20/20 have agreed to accomplish this transaction through a forward triangular merger whereby 20/20 Mergeco will merge with 20/20, and 20/20 Mergeco will be the surviving corporation (the “Merger”).

C. Each of the boards of directors of Capital Growth, 20/20 Mergeco and 20/20 have (i) approved this Agreement, the Merger and the transactions contemplated by this Agreement, (ii) determined that the Merger and the transactions contemplated by this Agreement are fair and in the best interest of the Parties and their stockholders, and (iii) recommended that the stockholders of each Party adopt and approve this Agreement and the transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants, representations and warranties herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

In addition to terms defined elsewhere in this Agreement, the following terms, when used in this Agreement, shall have the respective meanings set forth below:

“20/20” shall have the meaning in the preamble to this Agreement.

“20/20 Certificates” shall have the meaning prescribed in Section 2.5 below.

“20/20 Common Stock” means the common stock, $0.00001 par value per share, of 20/20.

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“20/20 Creditor(s)” mean the holder(s) of Indebtedness (whether secured or unsecured) of 20/20.

“20/20 Mergeco” shall have the meaning in the preamble to this Agreement.

“20/20 Preferred Stock” means the preferred stock, $ 0.0001 par value per share, of 20/20, which is comprised of three classes: Series A Convertible Preferred Stock; Series B Convertible Preferred Stock; and Series C Convertible Preferred Stock.

“20/20 Shares” shall have the meaning prescribed in Section 2.5 below.

“20/20 Stock” means the 20/20 Preferred Stock and the 20/20 Common Stock.

“20/20 Stockholders” means the legal owners of the 20/20 Shares.

“20/20 Stockholders’ Representative” means 20/20 Representative, Inc., an Illinois corporation, who has the authority to act on behalf of all of the 20/20 Stockholders tendering 20/20 Shares pursuant to this Agreement.

“Action” means any claim, demand, action, cause of action, chose in action, right of recovery, right of set-off, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

“Affiliate” means, with respect to a specified Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person, and without limiting the generality of the foregoing, includes, with respect to the specified Person: (a) any other Person that beneficially owns or holds 10% or more of the outstanding voting securities or other securities convertible into voting securities of such Person, (b) any other Person of which the specified Person beneficially owns or holds 10% or more of the outstanding voting securities or other securities convertible into voting securities, or (c) any director, officer or employee of such Person.

“Annual Financial Statements” shall have the meaning prescribed in Section 4.8(a) below.

“Audited Balance Sheet” shall have the meaning prescribed in Section 4.8(a) below.

“Bankruptcy Event” means with respect to any Person: an assignment by such Person for the benefit of creditors or an admission in writing by such Person of an inability to pay its debts generally as they become due; the entry of an Order, judgment or decree adjudicating such Person bankrupt or insolvent; the petition or application by such Person to any tribunal for the appointment of a custodian, trustee, receiver or liquidator of such Person or of any substantial part of its assets; the commencement of any proceeding (or the entry of any order for relief) with respect to such Person or its debts under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction; or the filing of any such petition or application or the commencement of any such proceeding against such Person and either (i) such Person by any act indicates its approval thereof, consent thereto or acquiescence therein or (ii) such petition, application or proceeding is not dismissed within sixty (60) days.

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“Business” means the business currently conducted by 20/20.

“Business Day” means any day other than a Saturday, Sunday or other day on which banks are required or authorized to be closed in the city of Chicago, Illinois.

“Business Interests” means the ownership of up to (but not more than) one percent (1%) of any class of securities of an enterprise (but without otherwise participating, directly or indirectly, in the management or operations of such enterprise) if such securities are listed on any national or regional exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934.

“Capital Growth” shall have the meaning in the preamble to this Agreement.

“Capital Growth Common Stock” means the common stock, $.0001 par value per share, of Capital Growth.

“Capital Growth Series B Preferred Stock” means the Series B Convertible Preferred Stock, $.0001 par value per share, of Capital Growth to be issued in accordance with the form of Articles of Amendment to the Articles of Incorporation attached hereto as Exhibit 2.5.

“Cash Consideration” means the portion of the Merger Consideration to be paid in cash at Closing, as adjusted as set forth in Section 2.5 below; provided however, the Cash Consideration shall be at least the amount necessary to repay all 20/20 Creditors holding secured Indebtedness (excluding any such 20/20 Creditors that affirmatively elect to defer repayment; provided such amounts shall be deducted from the Transaction Shares pursuant to Section 2.5(b)(2)).

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended through the date hereof and any regulations promulgated thereunder.

“Certificate of Merger” shall have the meaning prescribed in Section 2.2 below.

“Closing” shall have the meaning prescribed in Section 3.2 below.

“Closing Date” shall have the meaning prescribed in Section 3.2 below.

“Closing Date Indebtedness” means the outstanding balance of all indebtedness for borrowed monies of 20/20 as of the Closing Date.

“COBRA” means the provisions of Code section 4980B and Part 6 of Subtitle B of title I of ERISA.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

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“Commonly Controlled Entity” means any entity which is under common control with 20/20 within the meaning of Section 414(b), (c), (m), (o) or (t) of the Code.

“Contingent Warrant Shares” means the amount of Transaction Shares which are issuable to the holders of Sharing Rights with respect to such holder’s unexpired and unexercised warrants or options.

“Contract” means any contract, plan, undertaking, understanding, agreement, license, lease, note, mortgage or other binding commitment, whether written or oral, to which 20/20 is a Party and includes all contracts for the provision of Services by 20/20.

“Copyrights” mean all copyrights (registered or otherwise) and registrations and applications for registration thereof, and all rights therein provided by multinational treaties or conventions.

“Court” means any court or arbitration tribunal of the United States, any domestic state, or any foreign country, and any political subdivision thereof.

“Credit Arrangements” shall have the meaning prescribed in Section 9.1(g) below.

“Customer” means any Person that now or hereafter contracts for or otherwise purchases Services or other products from 20/20.

“Database” means all data and other information recorded, stored, transmitted and retrieved in electronic form.

“Delaware GCL” means the General Corporation Law of the State of Delaware, as amended.

“Disclosure Schedule” shall have the meaning prescribed in the preamble to Article IV below.

“Documents” means this Agreement together with the Certificate of Merger, the Schedules and Exhibits hereto, the 20/20 Disclosure Schedule, and the other agreements, documents and instruments required or contemplated to be executed in connection herewith.

“Effective Time” shall have the meaning prescribed in Section 2.2 below.

“Employee Plans” means all employee benefit plans (as defined in Section 3(3) of ERISA) and all bonus, stock or other security option, stock or other security purchase, stock or other security appreciation rights, incentive, deferred compensation, retirement or supplemental retirement, severance, golden parachute, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs, insurance and other similar fringe or employee benefit plans, programs or arrangements, and any current or former employment or executive compensation or severance agreements, written or otherwise, which have ever been sponsored or maintained or entered into for the benefit of, or relating to, any present or former employee or director of 20/20, or any trade or business (whether or not incorporated) which is a member of a controlled group or which is under common control with 20/20, within the meaning of Section 414 of the Code (an “ERISA Affiliate”), whether or not such plan is terminated.

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“Environmental Law” means any Law or Regulation pertaining to: (a) the protection of health, safety and the indoor or outdoor environment; (b) the conservation, management or use of natural resources and wildlife; (c) the protection or use of surface water and ground water; (d) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, emission, discharge, release, threatened release, abatement, removal, remediation or handling of, or exposure to, any Hazardous Substance; or (e) pollution (including any emission, discharge or release to air, land, surface water and ground water of any material); and includes, without limitation, CERCLA and the Solid Waste Disposal Act, as amended, 42 U.S.C. § 6901 et seq.

“Environmental Permits” means all Permits required under any Environmental Law.

“Excess Indebtedness” shall have the meaning prescribed in Section 2.5(a) below.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Financial Statements” shall have the meaning prescribed in Section 4.8(b) below.

“GAAP” means United States (and the United Kingdom equivalent, to the extent applicable, of) generally accepted accounting principles and practices in effect from time to time, consistently applied.

“Governmental Authority” means any governmental or legislative agency or authority (other than a Court) of the United States, any domestic state, or any foreign country, and any political subdivision or agency thereof, and includes any authority having governmental or quasi-governmental powers, including any administrative agency or commission.

“Hardware” means all mainframes, midrange computers, personal computers, notebooks, servers, switches, printers, modems, drives, peripherals and any component of any of the foregoing.

“Hazardous Substance” means any Hazardous Substance, as defined in CERCLA, and any other chemical, compound, product, solid, gas, liquid, pollutant, contaminant or material which is regulated under any Environmental Law, and includes without limitation, asbestos or any substance containing asbestos, polychlorinated biphenyls and petroleum (including crude oil or any fraction thereof).

“HIPAA” means the provisions of the Code and ERISA enacted by the Health Insurance Portability and Accountability Act of 1996.

“Holdback Shares” shall have the meaning prescribed in Section 2.5 below.

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“Indebtedness” means, with respect to any Person, (a) all indebtedness of such Person, whether or not contingent, for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services, (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the holder of such indebtedness in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under Leases that have been or should be, in accordance with GAAP, recorded as capital Leases, (f) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities, (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (h) all Indebtedness of others referred to in clauses (a) through (f) above guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (1) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (2) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, (3) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (4) otherwise to assure a creditor against loss from any and all Indebtedness referred to in clauses (a) through (f) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

“Information System” means any combination of Hardware, Software and/or Database(s) employed primarily for the creation, manipulation, storage, retrieval, display and use of information in electronic form or media.

“Intellectual Property” means (a) inventions, whether or not patentable, whether or not reduced to practice or whether or not yet made the subject of a pending Patent application or applications, (b) ideas and conceptions of potentially patentable subject matter, including, without limitation, any patent disclosures, whether or not reduced to practice and whether or not yet made the subject of a pending Patent application or applications, (c) Patents, (d) Trademarks, (e) Copyrights, (f) Software, (g) Web Sites, (h) trade secrets and confidential, technical or business information (including ideas, formulas, compositions, inventions, and conceptions of inventions whether patentable or unpatentable and whether or not reduced to practice), (i) whether or not confidential, technology (including know-how and show-how), manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing and business data, Databases, Information Systems, pricing and cost information, business and marketing plans and customer and supplier lists and information, (j) copies and tangible embodiments of all the foregoing, in whatever form or medium, (k) all rights to obtain and rights to apply for Patents, and to register Trademarks and Copyrights, (l) all rights under the License Agreements and any licenses, registered user agreements, technology or materials, transfer agreements, and other agreements or instruments with respect to items in (a) to (l) above; and (m) all rights to sue and recover and retain damages and costs and attorneys’ fees for present and past infringement of any of the Intellectual Property rights hereinabove set out.

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“Interim Balance Sheet” shall have the meaning prescribed in Section 4.8(b) below.

“Interim Financial Statements” shall have the meaning prescribed in Section 4.8(b) below.

“Inventories” means all inventories, including, without limitation, merchandise, raw materials, work-in-process, finished goods, replacement parts, packaging, office supplies, maintenance supplies, computer parts and supplies and Hardware related to the Business maintained, held or stored by or for 20/20 at any location whatsoever and any prepaid deposits for any of the same.

“IRS” shall mean the United States Internal Revenue Service.

“Knowledge” means (a) in the case an individual, knowledge of a particular fact or other matter if such individual is actually aware of such fact or other matter after due inquiry, and (b) in the case of a Person (other than an individual) such Person will be deemed to have Knowledge of a particular fact or other matter if any individual who is serving, or has at any time served, as a director, officer, partner, executor, or trustee of such Person or of a Subsidiary of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter, after due inquiry.

“Law” means all laws, statutes, ordinances and Regulations of any Governmental Authority including all decisions of Courts having the effect of law in each such jurisdiction.

“Leased Real Property” means the real property leased by 20/20 as tenant, together with, to the extent leased by 20/20 all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of 20/20 attached or appurtenant thereto, and all easements, licenses, rights and appurtenances relating to the foregoing.

“Leases” shall have the meaning prescribed in Section 4.10(d) below.

“Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including, without limitation, those arising under any Law (including, without limitation, any Environmental Law), Action or Order, Liabilities for Taxes and those Liabilities arising under any Contract.

“Liens” means any mortgage, pledge, security interest, attachment, encumbrance, lien (statutory or otherwise), option, conditional sale agreement, right of first refusal, first offer, termination, participation or purchase, or charge of any kind (including any agreement to give any of the foregoing), provided, however, that the term “Lien” shall not include: (a) Liens for Taxes, assessments and charges of any Governmental Authority due and being contested in good faith and diligently by appropriate proceedings (and for the payment of which adequate provision has been made); (b) servitudes, easements, restrictions, rights-of-way and other similar rights in real property or any interest therein, provided the same are not of such nature as to materially adversely affect the use of the property subject thereto; (c) Liens for Taxes either not due and payable or due but for which notice of assessments has not been given; (d) undetermined or inchoate Liens, charges and privileges incidental to current construction or current operations and statutory Liens, charges, adverse claims, security interests or encumbrances of any nature whatsoever claimed or held by any Governmental Authority which have not at the time been filed or registered against the title to the asset or served upon 20/20 pursuant to Law or which relate to obligations not due or delinquent; (e) assignments of insurance provided to landlords (or their mortgagees) pursuant to the terms of any lease, and Liens or rights reserved in any lease for rent or for compliance with the terms of such lease; (f) security given in the ordinary course of the Business, as applicable, to any public utility, municipality or Government Authority in connection with the operations of the Business, as applicable, other than security for borrowed money; (g) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pension or other social security programs mandated under applicable Laws; and (h) restrictions on transfer of securities imposed by applicable state and federal securities Laws.

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“Litigation” means any suit, action, arbitration, cause of action, claim, complaint, criminal prosecution, investigation, inquiry, demand letter, governmental or other administrative proceeding, whether at law or at equity, before or by any Court, Governmental Authority, arbitrator or other tribunal.

“Material Adverse Effect” means any circumstance, change in, or effect on, a Person or the business of such Person that, individually or in the aggregate with any other circumstances, changes in, or effects on, such Person or the business of such Person: (a) is, or could be, materially adverse to the business, operations, assets or Liabilities (including, without limitation, contingent Liabilities), employee relationships, customer or supplier relationships, results of operations or the condition (financial or otherwise) of such Person’s business; or (b) with respect to 20/20 or the Business, could materially adversely affect the ability of the Surviving Corporation to operate or conduct the Business in the manner in which it is currently operated or conducted, or contemplated to be conducted.

“Merger Consideration” shall mean an aggregate of $13,000,000, and shall be comprised of Cash Consideration and Transaction Shares (based on a value of $1,000 per Transaction Share for the Transaction Shares issued in the form of Capital Growth Preferred Shares and based on the trailing ten day average closing price of Capital Growth Common Stock for the ten trading days immediately preceding the Closing Date for the Transaction Shares issued in the form of Capital Growth Common Stock).

“Order” means any judgment, order, writ, injunction, ruling, stipulation, determination, award or decree of or by, or any settlement under the jurisdiction of, any Court or Governmental Authority.

“Owned Real Property” means the real property owned by 20/20, together with all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of 20/20 attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.

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“Party(ies)” shall have the meaning in the preamble to this Agreement.

“Patents” mean all national (including the United States) and multinational statutory invention registrations, patents, patent registrations and patent applications, including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations, and all rights therein provided by multinational treaties or conventions and all improvements to the inventions disclosed in each such registration, patent or application.

“Permits” means any licenses, permits, pending applications, consents, certificates, registrations, approvals and authorizations.

“Person” means any natural person, corporation, limited liability company, unincorporated organization, partnership, association, joint stock company, joint venture, trust or any other entity.

“Pipe Transaction” means that certain private offering to be led by a placement agent following the Closing contemplated hereby pursuant to which Capital Growth will be raising capital.

“Real Property” means the Leased Real Property and the Owned Real Property.

“Receivables” means any and all accounts receivable, notes, book debts and other amounts due or accruing due to 20/20 in connection with the Business whether or not in the ordinary course, together with any unpaid financing charges accrued thereon and the benefit of all security for such accounts, notes and debts.

“Regulation” means any rule or regulation of any Governmental Authority.

“SEC” shall have the meaning prescribed in Section 4.24 below.

“Securities Act” means the Securities Act of 1933, as amended.

“Services” means the services provided by 20/20 to or for the benefit of its Customers.

“Sharing Rights” shall have the meaning prescribed in Section 4.7 below.

“Software” means any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, (d) the technology supporting any Internet site(s) operated by or on behalf of 20/20 and (e) all documentation, including user manuals and training materials, relating to any of the foregoing.

“Subsidiary” or “Subsidiaries” of a specified Person means any other Person in which such Person owns, directly or indirectly, more than 50% of the outstanding voting securities or other securities convertible into voting securities, or which may effectively be controlled, directly or indirectly, by such Person.

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“Surviving Corporation” shall have the meaning prescribed in Section 2.1 below.

“Tangible Personal Property” shall have the meaning prescribed in Section 4.11(a) below.

“Tax” or “Taxes” means any and all federal, state, local, or foreign taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority or other taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, disability, social security, workers’ compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs’ duties, tariffs, and similar charges, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person, together with any interest or penalty, addition to tax or additional amount imposed by any governmental authority.

“Tax Returns” means returns, reports and information statements, including any schedule or attachment thereto, with respect to Taxes required to be filed with the IRS or any other Governmental Authority or other taxing authority or agency, domestic or foreign, including consolidated, combined and unitary tax returns.

“Trademarks” mean all trademarks, service marks, trade dress, logos, trade names and corporate names, whether or not registered, including all common law rights, and registrations and applications for registration thereof, including, but not limited to, all marks registered in the United States Patent and Trademark Office, the Trademark Offices of the States and Territories of the United States of America, and the Trademark Offices of other nations throughout the world, and all rights therein provided by multinational treaties or conventions.

“Transaction Shares” means shares of Capital Growth Common Stock for all Transaction Shares other than the Holdback Shares, and with respect to the Holdback Shares, shall mean Capital Growth Series B Preferred Stock with an agreed upon value of $1,000 per share, each as issued to the 20/20 Stockholders pursuant to Section 2.5, below.

“True-Up Date” shall have the meaning prescribed to it in Section 2.5(b)(6) below.

“Web Sites” means all websites, domain names, and associated internet properties, rights, titles and interests in any way directly or indirectly used in or associated with the Business.

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ARTICLE II

THE MERGER

2.1  The Merger. At the Effective Time (as hereinafter defined), in accordance with the laws of the State of Delaware and the terms and conditions of the Documents, 20/20 Mergerco shall be merged with and into 20/20, with 20/20 surviving. Pursuant to the Merger, from and after the Effective Time, the separate corporate existence of 20/20 Mergeco shall cease and 20/20, as the surviving corporation in the Merger, shall continue its existence under the laws of the State of Delaware as a wholly owned Subsidiary of Capital Growth. As the surviving corporation after the Merger, 20/20 is sometimes referred to hereinafter as the “Surviving Corporation.”

2.2  Effective Time. Subject to the provisions of this Agreement, on the Closing Date (as hereinafter defined) or as soon thereafter as is practicable, the Parties shall cause the Merger to become effective by executing and filing with the office of the Delaware Secretary of State, in accordance with the Delaware GCL, the Certificate of Merger, in the forms required pursuant to Section 251 of the Delaware GCL, which forms shall be prepared by counsel to 20/20 and Capital Growth, and attached hereto as Exhibit 2.2 and made a part hereof (the “Certificate of Merger”), the date and time of such filings, or such later date and time as may be agreed upon by the Parties and specified therein, being hereinafter referred to as the “Effective Time.” The Parties hereto shall use their commercially reasonable efforts to pre-clear the Merger with the Secretary of State of the State of Delaware in order that on the Closing Date, the Certificate of Merger may be filed with the Secretary of State of the State of Delaware and become effective upon filing.

2.3  Effect of the Merger. At the Effective Time, the Merger shall have the effect set forth in the Documents and in the applicable provisions of Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the assets, properties, rights, privileges, immunities, powers and franchises of 20/20 shall vest in the Surviving Corporation, and all of the debts, liabilities and duties of 20/20 shall become the debts, liabilities and duties of the Surviving Corporation.

2.4  Directors. The directors of the Surviving Corporation shall be those persons set forth on Exhibit 2.4, each to hold office in accordance with the certificate of incorporation and the bylaws of the Surviving Corporation, in each case, until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and bylaws. Additionally, the 20/20 Stockholders, acting through the 20/20 Stockholders’ Representative, shall be allowed to select one designee to sit on the board of Capital Growth until the next annual meeting of Capital Growth shareholders. Capital Growth further agrees to use its commercially reasonable efforts to cause its board of directors to nominate one designee of 20/20 Stockholders’ Representative to sit on the board of directors of Capital Growth at its next subsequent election of persons to serve on its board of directors.

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2.5  Conversion of Stock, Etc.

(a)  At the Effective Time, by virtue of the Merger and without any action on the part of the Parties or the 20/20 Stockholders: All of the 20/20 Stock issued and outstanding immediately prior to the Effective Time and all legal or beneficial rights to participate in any fashion in the economic benefits of ownership of 20/20 (other than any 20/20 Stock that is to be canceled and retired pursuant to Section 2.7, and other than any options, warrants and other contractual or other rights to purchase or otherwise acquire or convert into 20/20 Stock that are to be canceled and retired pursuant to Section 2.8) (“20/20 Shares”) shall be converted automatically into the right to receive, in the aggregate, the Merger Consideration; provided however, the Cash Consideration payable at Closing shall not be paid to the 20/20 Stockholders, but shall be used to reduce the Closing Date Liabilities; provided further, the Transaction Shares shall be further reduced pursuant to Section 2.5(b)(2). The Transaction Shares shall be issued to the 20/20 Stockholders in accordance with the relative rights of the 20/20 Stockholders as set forth in the certificate of incorporation of 20/20, as amended, namely first, pro rata among the 20/20 Stockholders holding 20/20 Preferred Stock immediately prior to the Merger, pro rata, until each such holder has received Transaction Shares with a value equal to the “Stated Value” of the aggregate outstanding 20/20 Preferred Stock, as that term is defined in the certificates of designations with respect to the 20/20 Preferred Stock (subject to an additional allocation of Holdback Shares, if any, available to the 20/20 Stockholders should the aforesaid allocation not result in satisfaction if full of the Stated Value), and the remainder of the Transaction Shares shall be allocated among the 20/20 Stockholders holding 20/20 Common Stock pro rata based on their respective stock ownership as of the True-Up Date (subject to allocation of additional Transaction Shares to the extent any of the Transaction Shares subject to holdback as provided below are subsequently available to the 20/20 Stockholders holding 20/20 Common Stock). On or before the Closing Date, Capital Growth shall have filed the Articles of Amendment to Articles of Incorporation for its Capital Growth Series B Preferred Stock (i.e., the Holdback Shares), in the form attached hereto as Exhibit 2.5. The Transaction Shares shall have a value equal to $13,000,000 minus the Cash Consideration amount minus the adjustments provided for in Section 2.5(b), and such Transaction Shares shall be issued (based on dollar value) fifty percent (50%) in Capital Growth Common Stock and fifty percent (50%) in Capital Growth Series B Preferred Stock (based on a value of $1,000 per Transaction Share for the Transaction Shares issued in the form of shares of Capital Growth Series B Preferred Stock and based on the ten day trailing average of the closing price of Capital Growth Common Stock for the ten trading days immediately preceding the Closing Date, as quoted on the OTC: Bulletin Board (for the Transaction Shares issued in the form of Capital Growth Common Stock), with the understanding and agreement that the Transaction Shares represented by Capital Growth Common Stock shall be delivered on the Closing Date and the balance of the Transaction Shares represented by Capital Growth Series B Preferred Stock to be reserved for delivery as set forth in Section 2.5(c) below.

(b)  Reduction in Transaction Shares; Excess Indebtedness; True-Up.

(1)  To the extent a 20/20 Creditor agrees to convert Indebtedness owed to it by 20/20 or its Subsidiaries into Transaction Shares, the number of Transaction Shares shall be reduced in an amount equal to amount of such indebtedness converted into Transaction Shares, provided that such issuance is on terms mutually agreeable to Capital Growth and the 20/20 Stockholders’ Representative.

(2)  To the extent Indebtedness of 20/20 as of the Closing Date (net of cash and accounts receivable outstanding as of the Closing Date) is in excess of the Cash Consideration (the “Excess Indebtedness”), then the number of Transaction Shares to be issued to the 20/20 Stockholders as of the Closing Date shall be reduced by the quotient of (i) the total amount of such Excess Indebtedness and (ii) the value per share allocated to the Transaction Shares which shall be a credit against the Excess Indebtedness in question as if Capital Growth had paid off such Excess Indebtedness with cash, and thereafter it shall be the responsibility of Capital Growth and its subsidiaries to address retirement of the Excess Indebtedness as they deem necessary and proper. The total liabilities of 20/20 as of the Closing Date (whether paid by Cash Consideration or remaining as an obligation of 20/20, as reduced by cash and accounts receivable of 20/20 as of the Closing Date, other than cash funding 20/20 Stockholders’ Representative are hereinafter sometimes referred to as the “Net Closing Date Liabilities”).

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(3)  To the extent the 20/20 Stockholders’ Representative is funded cash pursuant to Section 9.2(c), the number of Transaction Shares shall reduce by the quotient of (i) the total amount funded to the 20/20 Stockholders’ Representative and (ii) the value per share allocated to the Transaction Shares.

(4)  To the extent any 20/20 Stockholder exercises appraisal rights as contemplated by Section 2.6, the number of Transaction Shares shall reduce in an amount equal to the number of Transaction Shares that would have been allocated to such dissenting 20/20 Stockholder had such 20/20 Stockholder not exercised appraisal rights.

(5)  The portion of the Transaction Shares that are Holdback Shares shall not be issued to the 20/20 Stockholders until such time as the Holdback Shares are released pursuant to Section 9.4.

(6)  For purposes hereof, the “True-Up Date” shall be a date that is 45 days following the Closing Date. On the True-Up Date, the 20/20 Representative shall advise Capital Growth of the amount of outstanding warrant holders of 20/20 that elected to exercise their warrants to purchase capital stock of 20/20, and those additional persons, if any, shall be deemed for purposes of sharing in the Merger Consideration called for hereunder as if they were holders of 20/20 Stock corresponding to the exercise in question, and the exercise consideration paid by those persons shall be deemed as if it were additional cash on the Closing Date for purposes of the computations called for herein.

(c)  At Closing, one half of the Transaction Shares to be issued to the 20/20 Stockholders (collectively, the “Holdback Shares”) shall be retained by Capital Growth pursuant to Section 9.4 to secure the indemnification obligations of 20/20 and the repayment of amounts owed to 20/20 Creditors.

(d)  As of the Effective Time, all 20/20 Shares shall automatically be redeemed and canceled, and from and after the Effective Time, shall cease to exist, and each holder of a certificate that previously represented any such share of 20/20 Common Stock or Preferred Stock (collectively, the “20/20 Certificates”) shall cease to have any rights with respect thereto other than the right to receive, if any, (i) their portion of the Transaction Shares, or (ii) the amount determined pursuant to appraisal rights provided in Section 2.6. The foregoing Merger Consideration shall be deemed to have been paid in full satisfaction of all rights pertaining to the 20/20 Shares, and after the Effective Time, there shall be no further registration or transfers of 20/20 Shares. After the Effective Time, as the original 20/20 Certificates are presented to the Surviving Corporation, they shall be cancelled and Transaction Shares shall be issued as provided in this Section 2.5. If any 20/20 Certificates representing 20/20 Shares shall have been lost, stolen or destroyed, Capital Growth shall issue the applicable Transaction Shares in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of such loss by the holder thereof. In addition to the affidavit, Capital Growth may in its discretion and as a condition precedent to the issuance of the applicable Transaction Shares, require the owner of such lost, stolen or destroyed certificates to deliver an irrevocable indemnification of Capital Growth and its Subsidiaries (including the Surviving Corporation) against any claim that may be made against Capital Growth or the Surviving Corporation with respect to the certificates alleged to have been lost, stolen or destroyed. Until so surrendered, each outstanding 20/20 Certificate shall, at and after the Effective Time, be deemed for all purposes to represent and evidence only the right to receive the Transaction Shares set forth in Section 2.5, for each share represented by such certificate, and no interest shall be paid or accrued on such amount.

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(e)  At the Effective Time, each share of 20/20 Mergeco shall be converted into and exchanged for one (1) share of the Common Stock of the Surviving Corporation.

2.6  Appraisal Rights. Any 20/20 Stockholder that exercises appraisal rights in compliance with Section 262 of the Delaware GCL shall be entitled to an appraisal of the fair value of such 20/20 Stockholders 20/20 Shares and payment of such value together with interest thereon, if any, under the Delaware GCL and shall not be entitled to exercise such stockholder’s right to receive the consideration provided for in Section 2.5. If such 20/20 Stockholder shall have failed to perfect or shall have effectively withdrawn or lost his right to appraisal and payment under the Delaware GCL, as the case may be, such 20/20 Stockholder shall thereupon become entitled to exercise his right to receive the consideration provided for in Section 2.5 without any interest thereon.

2.7  Cancellation of Shares. Immediately prior to the Effective Time, each share of 20/20 Stock either held in 20/20’s treasury or owned by any direct or indirect wholly-owned Subsidiary of 20/20 immediately prior to the Effective Time, shall be canceled and extinguished without any conversion thereof or payment therefore.

2.8  Stock Options; Warrants. Prior to the Effective Time, all options, warrants and other contractual or other rights to purchase or otherwise acquire or convert into 20/20 Stock, shall be cancelled, extinguished and terminated, (subject to the holders possessing the right to share in the Merger Consideration allocable to the class of stock with respect to which their warrants relate, provided such holders tender the applicable consideration therefore to 20/20 or the Surviving Corporation within the time permitted to do so in their option or warrant). 20/20 agrees to notify its option and warrant holders of their exercise rights, if any (applicable to Merger) no later than 10 days following the Effective Time. If, prior to the expiration of the options, warrants and other contractual or other rights to purchase or otherwise acquire or convert into 20/20 Stock, a holder exercises in accordance with the terms of such right, such consideration shall be made available for distribution to the former shareholders of 20/20 in accordance with their respective rights and priorities under this Agreement as determined by 20/20 Representative.

2.9  Taking of Necessary Action; Further Action. If, at any time and from time to time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest in the Surviving Corporation full right, title and possession of all properties, assets, rights, privileges, powers and franchises of 20/20, and 20/20 Mergeco, the officers and directors of 20/20 and the Surviving Corporation shall be and are fully authorized and directed, in the name of and on behalf of their respective corporations, to take, or cause to be taken, all such lawful and necessary action as is not inconsistent with this Agreement. Capital Growth shall cause 20/20 Mergeco to perform all of its obligations relating to this Agreement and the transactions contemplated hereby.

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2.10  Post-Merger Option Plan. Promptly following the Closing Date, Capital Growth will take all reasonable steps to adopt an option plan for which all employees of Capital Growth, including any wholly-owned subsidiaries thereof, shall be eligible and which shall call for the issuance of up to no less than 5,000,000 shares of Capital Growth Common Stock, provided that prior to its adoption of an amendment to its Articles of Incorporation authorizing the issuance of not less than 50,000,000 shares of Common Stock, said plan may provide for the issuance of not less than 5,000 shares of Series A Preferred Stock.

ARTICLE III

CONSIDERATION; CLOSING

3.1  Consideration.

(a)  As consideration for the Merger, subject to the provisions of Sections 2.5(b) and 2.8, the 20/20 Stockholders shall be entitled to receive the Transaction Shares as set forth in Section 2.5 attached hereto.

(b)  All certificates representing Transaction Shares issued pursuant to this Agreement, if any, shall bear a legend stating that such Transaction Shares have not been registered under the Securities Act, and may not be transferred or sold without such registration or an exemption therefrom. Fractional Transaction Shares in the form of Capital Growth Common Stock shall be rounded up to the nearest whole share. With respect to Transaction Shares represented by Capital Growth Series B Preferred Stock, Capital Growth shall issue fractional shares of Capital Growth Series B Preferred Stock to the holders thereof (if the Transaction Shares are Capital Growth Series B Preferred Stock), rounded to the nearest fraction which would result in the issuance of a whole number of shares of Capital Growth Common Stock on conversion of shares of Capital Growth Series B Preferred Stock, based on a conversion ratio of equal to the quotient of (i) $1,000 and (ii) the ten day trailing average of the closing price of Capital Growth Common Stock for the ten trading days immediately preceding the Closing Date, as quoted on the OTC: Bulletin Board (to be adjusted for any stock splits or reverse splits between the date hereof and the Closing Date), with the differential for any fractional as converted share of Common Stock to be rounded up to the nearest whole share (on an as converted basis).

(c)  If it is later determined to have been calculated in error, the Parties agree to adjust the ten day trailing average of the closing price of Capital Growth Common Stock for the ten trading days immediately preceding the Closing Date, as quoted on the OTC: Bulletin Board and take all necessary steps to correct the error.

3.2  Closing. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Kelley Drye & Warren, LLP, 333 West Wacker Drive, Suite 2600, Chicago, Illinois, 60606 at 5:30 P.M. CST, on the date hereof, or at such other place or time or on such other date as the Parties may agree upon in writing (the day on which the Closing takes place being the “Closing Date”).

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ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF
THE STOCKHOLDERS AND 20/20

The 20/20 Disclosure Schedule attached hereto (the “Disclosure Schedule”) identifies by Section and Subsection any exception to a representation or warranty in this Article IV. In order to induce Capital Growth to enter into this Agreement and to consummate the transactions contemplated hereby, 20/20 hereby represents and warrants to Capital Growth as follows:

4.1  Organization and Qualification. 20/20 is a corporation duly organized, validly existing and in good standing under the laws of State of Delaware, and is duly licensed or qualified to transact business as a foreign corporation and is in good standing in each of the jurisdictions listed on Schedule 4.1, such jurisdictions being the only jurisdictions in which the failure to be so licensed or qualified could have a Material Adverse Effect on 20/20. All of the issued and outstanding shares of 20/20 Common Stock were issued in compliance in all material respects with all applicable federal and state securities laws.

4.2  Subsidiaries and Affiliates. Except as described on Schedule 4.2, 20/20 does not have any Subsidiaries, and, except as described on Schedule 4.2, 20/20 does not own, directly or indirectly, any equity or other ownership interests of any Person. Except as contemplated by this Agreement, 20/20 has no obligation to purchase any interest, or make any investment, in any Person.

4.3  Charter, Bylaws and Corporate Records. True, correct and complete copies of each of (i) the Certificate of Incorporation of 20/20, as amended and in effect on the date hereof, and (ii) the bylaws of 20/20 as amended and in effect on the date hereof are attached hereto as Schedule 4.3. True, correct and complete copies of the minute books of 20/20, have been previously made available to Capital Growth. Such minute books contain complete and accurate records of all meetings and other corporate actions of the board of directors, committees of the board of directors, incorporators and 20/20 Stockholders from the date of its incorporation to the date hereof.

4.4  Authorization; Enforceability. 20/20 has the corporate power and authority to own, hold, lease and operate its respective properties and assets and to carry on its business as currently conducted. 20/20 has the corporate power and authority to execute, deliver and perform this Agreement and the other Documents to which it is a Party. The execution, delivery and performance of this Agreement and the other Documents to which 20/20 is a Party and the consummation of the transactions contemplated herein and therein have been duly authorized and approved by 20/20, and no other action on the part of 20/20 is necessary in order to give effect thereto other than procurement of stockholder approval to the Merger (unless proof of approval has been delivered as of the date hereof). This Agreement and each of the other Documents to be executed and delivered by 20/20 has been duly executed and delivered by, and constitute the legal, valid and binding obligations of, 20/20, enforceable against 20/20 in accordance with their terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally and except that the availability of equitable remedies is subject to the discretion of the Court before which any proceeding therefore may be brought.

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4.5  No Violation or Conflict. Except as provided in Schedule 4.5, none of (a) the execution and delivery by 20/20 of this Agreement and the other Documents to be executed and delivered by 20/20, (b) the consummation by 20/20 of the transactions contemplated by this Agreement and the other Documents, or (c) the performance of this Agreement and the other Documents required by this Agreement to be executed and delivered by 20/20 at the Closing, will (1) conflict with or violate the certificate of incorporation or bylaws of 20/20, (2) conflict with or violate any Law, Order or Permit applicable to 20/20, or by which any 20/20 properties are bound or affected, or (3) result in any breach or violation of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair 20/20’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien on any of the properties or assets of 20/20 pursuant to, any Contract, Permit or other instrument or obligation to which 20/20 or any 20/20 Subsidiary is a party or by which 20/20 or its respective properties are bound or affected except, in the case of clause (2) or (3) above, for any such conflict, breach, violation, default or other occurrence that would not individually or in the aggregate, have a Material Adverse Effect on 20/20.

4.6  Governmental Consents and Approvals. Except for consents set forth on Schedule 4.6, the execution, delivery and performance of this Agreement and the other Documents by 20/20 do not and will not require any consent, approval, authorization, Permit or other order of, action by, filing with or notification to, any Governmental Authority.

4.7  Capital Structure. The issued capital stock of 20/20 as of the date hereof consists of 24,234,330 shares of 20/20 Common Stock, 2,716,050 shares of Series A Convertible Preferred Stock ($0.50 Stated Value per share), 3,593,767 shares of Series B Convertible Preferred Stock (Stated Value $1.094491 per share) and 254,365 shares of Series C Convertible Preferred Stock (Stated Value $1.094491 per share). As of the date hereof, the authorized common stock of 20/20 equals 75,000,000 shares of Common Stock and 17,000,000 shares of Preferred Stock. 20/20 has issued warrants and options to purchase common stock and preferred stock as set forth on Schedule 4.7 hereof. Except as described above, there will be no shares of voting or non-voting capital stock, equity interests or other securities of 20/20 authorized, issued, reserved for issuance or otherwise outstanding at the Closing, however the holders of warrants and/or options of 20/20 exercisable for the purchase of capital stock do have the right, following delivery of notice of a proposed merger in which to tender their exercise consideration and receive the equivalent value with respect to the underlying securities to which they would have been entitled had they exercised the warrant and/or option immediately prior to the Closing Date (such contractual rights are referred to as the “Sharing Rights”). All of the outstanding shares of 20/20 Common Stock are duly authorized, validly issued, fully paid and non-assessable, and not subject to, or issued in violation of, any kind of preemptive, subscription or any kind of similar rights. There are no bonds, debentures, notes or other Indebtedness of 20/20 having the right to vote on any matters on which stockholders of 20/20 may vote. There are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind (contingent or otherwise) to which 20/20 is a party or bound obligating 20/20 to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of 20/20 or obligating 20/20 to issue, grant, extend or enter into any agreement to issue, grant or extend any security, option, warrant, call, right, commitment, agreement, arrangement or undertaking that will survive the Closing, except as noted above with respect to the Sharing Rights. There are no outstanding contractual obligations of 20/20 to repurchase, redeem or otherwise acquire any shares of capital stock (or options to acquire any such shares) or other security or equity interest of 20/20 which will survive the Closing. Schedule 4.7 contains a true and complete list of the record holders of the 20/20 Shares and sets forth the full name and number of 20/20 Shares owned by each. 20/20 maintains a mailing list for its shareholders which it will make available for review upon request.

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4.8  Financial Statements.

(a)  Attached hereto as Schedule 4.8 are copies of the audited balance sheet of 20/20 as of December 31, 2004 (the “Audited Balance Sheet”), and the unaudited balance sheet of 20/20 as of December 31, 2005 (the “Unaudited Balance Sheet”, and together with the Audited Balance Sheet, collectively, the “Balance Sheets”), together with, in each case, the related statements of operations and the statements of changes in stockholders equity and the statements of cash flow, for the year ended on such dates (collectively, the “Annual Financial Statements”). The Annual Financial Statements are correct and complete and in accordance with the books and records of 20/20 and fairly present, in accordance with GAAP, in all material respects the financial condition of 20/20 as of the dates indicated therein and accurately reflect in the aggregate all material aspects of the Business.

(b)  Also attached hereto as Schedule 4.8 is a copy of the unaudited balance sheet of 20/20 as of July 31, 2006 (the “Interim Balance Sheet”), together with, in each case, the related statement of operations (unaudited), the statement of changes in stockholders’ equity (unaudited) and the statement of cash flows (unaudited) for the seven (7) month period ended as of July 31, 2006 (collectively, the “Interim Financial Statements” and, together with the Annual Financial Statements, the “Financial Statements”). The Interim Financial Statements are correct and complete and in accordance with the books and records of 20/20 and fairly present, in accordance with GAAP, in all material respects the financial condition of 20/20 as of the dates indicated therein, are complete and correct in all material respects and accurately reflect any and all material aspects of the Business. Also attached to Schedule 4.8 are the estimated accounts payable and estimated accounts receivable of 20/20 as of August 31, 2006; the Interim Balance Sheet, as adjusted for these estimated amounts is referred to as the “Adjusted Interim Balance Sheet.”

4.9  Conduct in the Ordinary Course; Absence of Changes. Except as disclosed in the Disclosure Schedule, the Business has been conducted in the ordinary course of business, consistent with past practice, and there has been no change in the Business which has had, or could reasonably be anticipated to have, a Material Adverse Effect on 20/20 or its Business.

4.10  Real Property.

(a)  20/20 owns no real estate.

(b)  Schedule 4.10(b) lists (1) the street address of each parcel of Leased Real Property, (2) the identity of the lessor, lessee and current occupant (if different from lessee) of each such parcel of Leased Real Property, and (3) the term and rental payment terms of the Leases (and any subleases) pertaining to each such parcel of Leased Real Property.

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(c)  20/20 has made available to Capital Growth, to the extent available, for each parcel of Leased Real Property, all title insurance policies, title reports, surveys, certificates of occupancy, environmental reports and audits, appraisals, other title documents and other documents relating to or otherwise affecting the Leased Real Property, or the operation of the Business thereon or any other uses thereof.

(d)  20/20 has delivered or made available to Capital Growth correct and complete copies of all Leases and subleases listed in Schedule 4.10(b) and any and all ancillary documents pertaining thereto (including, but not limited to, all amendments, consents for alterations and documents recording variations and evidence of commencement dates and expiration dates) (the “Leases”). With respect to each such Lease:

(1)  such Lease is legal, valid, binding, enforceable and in full force and effect, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally and except that the availability of equitable remedies is subject to the discretion of the Court before which any proceeding therefore may be brought, and represents the entire agreement between the respective landlord and tenant with respect to such property;

(2)  such Lease, together with the consent and/or estoppel certificate contemplated by Section 6.2, will not cease to be legal, valid, binding, enforceable and in full force and effect, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally and except that the availability of equitable remedies is subject to the discretion of the Court before which any proceeding therefore may be brought, on terms identical to those currently in effect as a result of the consummation of the transactions contemplated by this Agreement, nor will the consummation of the transactions contemplated by this Agreement constitute a breach or default under such Lease or otherwise give the landlord or lessee a right to terminate such Lease;

(3)  neither 20/20 nor, to the Knowledge of 20/20, any other party to such Lease, is in breach or default in any material respect, and, to the Knowledge of 20/20, no event has occurred that, with notice or lapse of time would constitute such a breach or default or permit termination, modification or acceleration under such Lease; and

(4)  the rental set forth in each Lease is the actual rental being paid, and there are no separate agreements or understandings with respect to the same.

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4.11  Personal Property.

(a)  Schedule 4.11 lists each item or distinct group of machinery, equipment, tools, supplies, furniture, fixtures, vehicles, rolling stock and other tangible personal property used in the Business and owned or leased by 20/20 (the “Tangible Personal Property”).

(b)  20/20 has delivered or made available to Capital Growth correct and complete copies of all leases for Tangible Personal Property (if any) and any and all material ancillary documents pertaining thereto. With respect to each of such leases:

(1)  such lease, together with all ancillary documents delivered pursuant to the first sentence of this Section 4.11(b), is legal, valid, binding, enforceable, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally and except that the availability of equitable remedies is subject to the discretion of the Court before which any proceeding therefore may be brought, and in full force and effect and represents the entire agreement between the respective lessor and lessee with respect to such property; and

(2)  neither 20/20 nor, to the Knowledge of 20/20, any other party to such lease, is in breach or default in any material respect, and no event has occurred that, with notice or lapse of time would constitute such a breach or default or permit termination, modification or acceleration under, such lease; and

(3)  such lease will not cease to be legal, valid, binding, enforceable, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally and except that the availability of equitable remedies is subject to the discretion of the Court before which any proceeding therefore may be brought, and in full force and effect on terms identical to those currently in effect as a result of the consummation of the transactions contemplated by this Agreement, nor will the consummation of the transactions contemplated by this Agreement constitute a breach or default under such lease or otherwise give the lessor a right to terminate such lease.

(c)  All Tangible Personal Property is adequate and usable for the use and purposes for which it is currently used, is in good operating condition, normal wear and tear excepted, subject to periodic maintenance and repair in accordance with good business practice. The Tangible Personal Property owned or used by 20/20 constitutes all of the personal property used in, necessary to or required for, the conduct of the Business as conducted on June 30, 2006 and on the Closing Date.

4.12  Board Approval. The board of directors of 20/20 has, at a meeting duly called and held at which all members were present or by a unanimous written consent: (a) approved and declared advisable this Agreement; (b) determined that the Merger and other transactions contemplated by this Agreement are advisable, fair to and in the best interest of 20/20 and the 20/20 Stockholders; (c) resolved to recommend to the stockholders of 20/20 (1) the approval of the Merger and the other transactions contemplated hereby and (2) the approval and adoption of this Agreement; and (d) directed that this Agreement be submitted to the stockholders of 20/20 for their approval and adoption by way of majority written consent.

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4.13  Insurance. 20/20 has furnished or made available to Capital Growth true and complete copies of all insurance policies and fidelity bonds covering the assets, business, equipment, properties and operations of 20/20 relating to the Business, a list of which (by type, carrier, policy number, limits, premium and expiration date) is set forth in Schedule 4.13. All such insurance policies are in full force and effect and will remain in full force and effect with respect to all events occurring prior to the Effective Time.

4.14  Permits. Schedule 4.14 lists all Permits used in or otherwise required for the conduct of the Business. Each of the Permits is valid and in full force and effect.

4.15  Taxes. Except as set forth in Schedule 4.15 hereto: (a) all Tax Returns and reports in respect of Taxes required to be filed with respect to 20/20 or the Business have been timely filed; (b) all Taxes required to be shown on such returns and reports or otherwise due have been timely paid; (c) all such returns and reports are true, correct and complete in all material respects; (d) no adjustment relating to such returns has been proposed formally or, to the Knowledge of 20/20, informally by any Governmental Authority and, to the Knowledge of 20/20, no basis exists for any such adjustment; (e) there are no pending or, to the Knowledge of 20/20, threatened actions or proceedings for the assessment or collection of Taxes against 20/20 or (insofar as either relates to the activities or income of 20/20 or could result in Liability of 20/20 on the basis of joint and/or several liability) any corporation that was includible in the filing of a return with 20/20 on a consolidated or combined basis; (f) no consent under Section 341(f) of the Code has been filed with respect to 20/20; (g) there are no Tax Liens on any assets of 20/20 or the Business; (h) 20/20 has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed; (i) 20/20 has not consented to extend the time in which any Taxes may be assessed or collected by any taxing authority; (j) 20/20 has not requested or been granted an extension of the time for filing any Tax Return to a date later than the Closing Date other than those included in Schedule 4.15; (k) there are no Liens for Taxes (other than for current Taxes not yet due and payable) upon 20/20’s assets; (l) 20/20 will not be required (1) as a result of a change in method of accounting for a taxable period ending on or prior to the Closing Date, to include any adjustment under Section 481(c) of the Code (or any corresponding provision of state, local or foreign law) in taxable income for any taxable period (or portion thereof) beginning after the Closing Date or (2) as a result of any “closing agreement,” as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign law), to include any item of income or exclude any item of deduction from any taxable period (or portion thereof) beginning after the Closing Date; (m) 20/20 is not a party to or bound by any tax allocation or tax sharing agreement or has any current or potential contractual obligation to indemnify any other Person with respect to Taxes; (n) to the Knowledge of 20/20 there is no basis for any assessment, deficiency notice, 30-day letter or similar notice with respect to any Tax to be issued to 20/20 with respect to any period on or before the Closing Date; (o) 20/20 has not made any payments, and neither will become obligated (under any contract entered into on or before the Closing Date) to make any payments, that will be nondeductible under Section 280G of the Code (or any corresponding provision of state, local or foreign law); (p) 20/20 has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code (or any corresponding provision of state, local or foreign law) during the applicable period specified in Section 897(c)(1)(a)(ii) of the Code (or any corresponding provision of state, local or foreign law); (q) no claim has ever been made in writing by a taxing authority in a jurisdiction where 20/20 does not file Tax Returns that 20/20 or a 20/20 Subsidiary is or may be subject to Taxes assessed by such jurisdiction; (r) 20/20 has no physical presence in any foreign country, as defined in the relevant tax treaty between the United States of America and such foreign country; and (s) true, correct and complete copies of all income and sales Tax Returns and related Extensions filed by or with respect to 20/20 for the past two (2) years have been furnished or made available to Capital Growth.

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4.16  Labor Matters.

(a)  Schedule 4.16 lists the name, place of employment, the current annual salary rates, bonuses, deferred or contingent compensation, pension, accrued vacation, “golden parachute” and other like benefits paid or payable (in cash or otherwise) in 2004 and 2005, the date of employment and a description of position and job function of each current salaried employee, officer, director, manager, member, consultant or agent of 20/20 earning in excess of $60,000 per annum.

(b)  Except as set forth in Schedule 4.16, no employment, consulting, severance pay, continuation pay, termination or indemnification agreements or other similar agreements of any nature (whether in writing or not) exist between 20/20, on the one hand, and any of its current or former stockholders, officers, directors, members, managers, employees or consultants, on the other hand.

(c)  (1) 20/20 is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by 20/20;

(2)  There are no controversies, strikes, slowdowns or work stoppages pending or, to the Knowledge of 20/20, threatened between 20/20 and any of its employees;

(3)  There are no unfair labor practice complaints pending against 20/20 before the National Labor Relations Board or any other Governmental Authority or any current union representation questions involving employees of 20/20;

(4)  20/20 is currently in material compliance with all applicable Laws relating to the employment of labor, including those related to wages, hours, collective bargaining and the payment and withholding of Taxes and other sums as required by the appropriate Governmental Authority and has withheld and paid to the appropriate Governmental Authority or is holding for payment not yet due to such Governmental Authority all amounts required to be withheld from employees of 20/20 and is not liable for any arrears of wages, Taxes, penalties or other sums for failure to comply with any of the foregoing;

(5)  20/20 has paid in full to all its employees or adequately accrued for in accordance with GAAP, consistently applied, all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees;

(6)  There is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or to the Knowledge of 20/20 threatened before any Governmental Authority with respect to any Persons currently or formerly employed by 20/20;

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(7)  There is no charge or proceedings with respect to a violation of any occupational safety or health standards that has been asserted or is now pending or to the Knowledge of 20/20 threatened with respect to 20/20; and

(8)  There is no charge of discrimination in employment or employment practices, for any reason, including, without limitation, age, gender, race, religion or other legally protected category, which has been asserted and not settled or is now pending or to the Knowledge of 20/20 threatened before the United States Equal Employment Opportunity Commission, or any other Governmental Authority in any jurisdiction in which 20/20 has employed or currently employs any Person.

4.17  Employee Benefit Plans. Schedule 4.17 lists all Employee Plans of 20/20 (the “20/20 Employee Plans”). 20/20 has provided or made available to Capital Growth correct and complete copies of (where applicable) (a) all plan documents, summary plan descriptions, summaries of material modifications, amendments, and resolutions related to such plans, (b) the most recent determination letters received from the IRS, (c) the three most recent Form 5500 Annual Reports and summary annual reports, (d) the most recent audited financial statement and actuarial valuation, and (e) all related agreements, insurance contracts and other agreements which implement each such 20/20 Employee Plan. There are no restrictions on the ability of the sponsor of each 20/20 Employee Plan to amend or terminate any 20/20 Employee Plan and each 20/20 Employee Plan may be transferred by 20/20 or its respective ERISA Affiliate to the Surviving Corporation. With respect to each 20/20 Employee Plan, no event has occurred, and there exists no condition or set of circumstances in connection with which 20/20 would reasonably be expected to, directly, or indirectly, subject Capital Growth to any liability under ERISA, the Code or any other applicable law, except liability for benefits claims and funding obligations payable in the ordinary course. Each 20/20 Employee Plan conforms to, and its administration is in compliance with, all applicable Laws. No prohibited transaction within the meaning of ERISA section 406 or Code section 4975, or breach of fiduciary duty under Title I of ERISA has occurred with respect to any 20/20 Employee Plan. 20/20 and each Commonly Controlled Entity has made all payments due from it to date with respect to each 20/20 Employees Plan. With respect to each 20/20 Employee Plan, there are no benefits obligations for which contributions have not been made or properly accrued and there are no unfunded benefits obligations that have not been accounted for by reserves, or otherwise properly footnoted in accordance with generally accepted accounting principles, on the Financial Statements. No 20/20 Employee Plan is a multiemployer plan. There are no actions, liens, suits or claims pending or to the Knowledge of 20/20 threatened (other than routine claims for benefits) with respect to any 20/20 Employee Plan or against the assets of any 20/20 Employee Plan. Each 20/20 Employee Plan which is intended to qualify under Code section 401(a) or 403(a) so qualifies and its related trust is exempt from taxation under Code section 501(a). Each 20/20 Employee Plan that is not qualified under Code section 401(a) or 403(a) is exempt from Part 2, 3 and 4 of Title I of ERISA as an unfunded plan that is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, pursuant to ERISA sections 201(2), 301(a)(3) and 401(a)(1). No assets of 20/20 are allocated to or held in a “rabbi trust” or similar funding vehicle. Each 20/20 Employee Plan that is a “group health plan” (as defined in ERISA section 607(1) or Code section 5001(b)(1)) has been operated at all times in compliance with the provisions of COBRA, HIPAA and any applicable, similar state law. Except as disclosed in Schedule 4.17, the consummation of the transactions contemplated by this Agreement will not: (i) entitle any current or former employee of 20/20 to severance pay, unemployment compensation or any similar payment; (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due to, or in respect of, any current or former employee of 20/20; (iii) result in or satisfy a condition to the payment of compensation that would, in combination with any other payment, result in an “excess parachute payment” within the meaning of Code section 280G(b); or (iv) constitute or involve a prohibited transaction (as defined in ERISA section 406 or Code section 4975), constitute or involve a breach of fiduciary responsibility within the meaning of ERISA section 502(l) or otherwise violate Part 4 of Subtitle B of Title I of ERISA.

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4.18  Environmental Matters. (a) 20/20 has all Environmental Permits which are required under Environmental Laws, (b) 20/20 is in material compliance with all terms and conditions of such Environmental Permits, (c) 20/20 is in material compliance with all Environmental Laws and any other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in such Environmental Laws or contained in any regulation, code, plan, governmental Order, notice or demand letter issued, entered, promulgated or approved thereunder, (d) there has not been any event, condition, circumstance, activity, practice, incident, action or plan which will interfere with or prevent continued compliance with the terms of such Environmental Permits or which would give rise to any liability under any Environmental Law or give rise to any common law or statutory liability, based on or resulting from 20/20’s or its agents’ manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, or release into the environment, of any Hazardous Substance, and (e) 20/20 has taken all actions reasonably necessary under applicable requirements of Environmental Law to register any products or materials required to be registered by 20/20 (or any of its agents) thereunder.

4.19  Certain Interests.

(a)  Except as noted in Schedule 4.19, no officer, director or 20/20 Stockholder, and no spouse and to the Knowledge of 20/20, no relative (or relative of such spouse) who resides with, or is a dependent of, any such officer or director:

(1)  has any direct or indirect financial interest in any competitor, supplier or customer of 20/20 (except as described on Schedule 4.19), provided, however, that the ownership of securities representing no more than three percent (3%) of the outstanding voting power of any competitor, supplier or customer, and which are also listed on any national securities exchange or traded actively in the national over-the-counter market, shall not be deemed to be a “financial interest” so long as the Person owning such securities has no other connection or relationship with such competitor, supplier or customer;

(2)  owns, directly or indirectly, in whole or in part, or has any other interest in any tangible or intangible property which 20/20 uses or has used in the conduct of the Business or otherwise; or

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(3)  has outstanding any Indebtedness to 20/20.

(b)  20/20 has no Indebtedness, Liabilities, nor any other obligation of any nature whatsoever to, any officer, director or stockholder of 20/20 or any spouse or to the Knowledge of 20/20 to any relative (or relative of such spouse) who resides with, or is a dependent of, any such officer, director or stockholder, except for Indebtedness related to outstanding convertible notes issued by 20/20 and legal fees owing to Shefsky & Froelich, Ltd., which is affiliated with several 20/20 Stockholders.

4.20  Litigation. Except as set forth in Schedule 4.20, there are no Actions pending, or to the Knowledge of 20/20, threatened, against, relating to or affecting 20/20 or the Business before any Court, Governmental Agency or any arbitrator or mediator. Neither 20/20, nor any Stockholder is subject to any Order which prohibits or restricts the consummation of the transactions contemplated hereby or restricts in any way the ownership or operations of 20/20 or the Business.

4.21  Intellectual Property. Except as noted in Schedule 4.21 or for Software, content, or other similar services/property purchased by 20/20 on a non-exclusive basis through contracts with vendors, all of which contracts are in full force and effect and none of which contracts are currently subject to any contractual disputes nor have been threatened with cancellation or non-renewal by such vendors, 20/20 has the exclusive rights, titles and interests in and to any and all Intellectual Property used by, being developed by, or otherwise associated with the present or future operations of the Business, as reasonably anticipated by 20/20.

4.22  Inventories. The Inventories reflected in the Financial Statements, if any, are in proper working order and of merchantable quality, which can be sold in the ordinary course of the Business.

4.23  Receivables. The Receivables reflected in the Financial Statements consist solely of bona fide accounts receivable generated by the Business in the ordinary course, which can be collected in the ordinary course of the Business, subject to reserves for bad debt maintained consistently with the bad debt reserve reflected in the Annual Financial Statements.

4.24  Brokers. 20/20 has not employed any financial advisor, broker or finder, and 20/20 has not incurred nor will incur any broker’s, finder’s, investment banking or similar fees, commissions or expenses in connection with the transactions contemplated by this Agreement.

4.25  Contracts; Status of Contracts.

(a)  Set forth on Schedule 4.25 is a list of all of the Contracts of 20/20. Complete and correct copies of each of the Contracts of 20/20 (including all schedules, exhibits, annexes, amendments, and modifications relating thereto) have heretofore been delivered to Capital Growth by 20/20. The Contracts constitute all of the agreements (whether written or oral) used by or necessary to the conduct of the Business and 20/20 is not a party to any other agreement (whether written or oral) not included in the Contracts which is necessary to operate the Business (as historically operated by 20/20).

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(b)  Except as set forth on Schedule 4.25, and except for the requirement of obtaining consents to the transfer thereof (all of which are set forth on Schedule 4.25), each Contract constitutes a valid and binding obligation of the parties thereto, is in full force and effect and will continue in full force and effect after the consummation of the transactions contemplated hereby, in each case without (i) breaching the terms thereof, (ii) resulting in the forfeiture or impairment of any rights thereunder, (iii) resulting in the payment of any fees or other charges, (iv) giving any other party the right to terminate, and (v) requiring the consent, approval or act of, or the making of any filing with, any other party. Except as set forth on Schedule 4.25, 20/20 is not in, or alleged to be in, breach or default under, nor, to the best of the Knowledge of officers of 20/20, is there or is there alleged to be any basis for termination of, any of the Contracts, and, to the best of the Knowledge of officers of 20/20, no other party to any of the Contracts has breached or defaulted thereunder, and no event has occurred and no condition or state of facts exists which, with the passage of time or the giving of notice or both, would constitute such a default or breach by 20/20 or by any such other party.

(c)  To the extent there is a security deposit relating to a Contract, the underlying landlord [or vendor, as applicable,] has not made a claim in respect of the respective security deposit and no facts or circumstances exist which could reasonably give rise to any such claim.

4.26  No Undisclosed Liabilities. Except as set forth on Schedule 4.26, 20/20 is not subject to any liability (including, without limitation, unasserted claims, whether known or unknown), whether absolute, contingent, accrued or otherwise, which is not shown or which is in excess of amounts shown or reserved for in the Interim Balance Sheet, other than liabilities of the same nature as those set forth in the Interim Balance Sheet and reasonably incurred in the ordinary course of the Business after the Interim Balance Sheet Date.

4.27  Board Approval. The board of directors of 20/20 has, at a meeting duly called and held at which all members of such board of directors were present or by a unanimous written consent: (a) approved this Agreement; (b) determined that the Merger and other transactions contemplated by this Agreement are advisable, fair to and in the best interest of 20/20 and each of 20/20’s stockholders; (c) resolved to recommend to the stockholders of 20/20 (1) the approval of the Merger and the other transactions contemplated hereby and (2) the approval and adoption of this Agreement; and (d) directed that this Agreement be submitted to the stockholders of 20/20 for their approval and adoption.

4.28  Material Information. No covenant, representation or warranty by 20/20, and no written statement, schedule or certificate furnished or to be furnished by 20/20 pursuant hereto or at the Closing hereunder, contains or will contain any untrue statement of a material fact, or will omit to state a material fact necessary to provide Capital Growth with complete and accurate information as to 20/20 or to make the statements therein not misleading.

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ARTICLE V

REPRESENTATIONS AND WARRANTIES OF
CAPITAL GROWTH AND 20/20 MERGECO

In order to induce 20/20 to enter into this Agreement and to consummate the transactions contemplated hereby, Capital Growth represents and warrants to 20/20 as follows:

5.1  Organization and Qualification. Each of Capital Growth and 20/20 Mergeco is a corporation duly organized, validly existing and in good standing under the laws of its respective state of incorporation. Each of Capital Growth and 20/20 Mergeco is duly qualified or licensed as a foreign corporation to conduct business, and is in good standing, under the laws of each jurisdiction where the character of the properties owned, leased or operated by it, or the nature of its activities, makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, has not had and would not have a Material Adverse Effect on Capital Growth and 20/20 Mergeco. Each of Capital Growth and 20/20 Mergeco has made available to 20/20 true, complete and correct copies of its articles of incorporation and bylaws, each as amended to date. Neither Capital Growth, nor 20/20 Mergeco is in default under or in violation of any provision of its articles of incorporation or bylaws. All of the issued and outstanding shares of capital stock of, or other equity interests in, the 20/20 Mergeco are: (a) duly authorized, validly issued, fully paid, non-assessable; (b) owned, directly or indirectly by Capital Growth free and clear of all Liens; and (c) free of any restriction, including, without limitation, any restriction which prevents the payment of dividends to Capital Growth, or otherwise restricts the right to vote, sell or otherwise dispose of such capital stock or other ownership interest other than restrictions under the Securities Act and state securities laws.

5.2  Capital Structure. The authorized capital stock of Capital Growth consists of (a) 25,000,000 shares of Capital Growth Common Stock $0.0001 par value per share, (b) 100,000 shares of Capital Growth Series A Preferred Stock, none of which has been issued, (c) 100,000 shares of Capital Growth Series B Preferred Stock, none of which has been issued (except for those shares of Capital Growth Series B Preferred Stock issued pursuant to the terms hereof), (d) and 4,800,000 of “blank check” preferred stock, none of which has been issued. As of the date of this Agreement: (1) 17,115,754 shares of Capital Growth Common Stock were issued and outstanding; and (2) no shares of Capital Growth Series A Preferred Stock or Capital Growth Series B Preferred Stock were issued or outstanding. Except as described above and with respect to the outstanding convertible debentures and stock options of Capital Growth, there were no shares of voting or non-voting capital stock, equity interests or other securities of Capital Growth authorized, issued, reserved for issuance or otherwise outstanding. All outstanding shares of Capital Growth Series B Preferred Stock to be issued in connection with the consummation of the transactions contemplated by this Agreement will be, when issued in accordance with the terms hereof, duly authorized, validly issued, fully paid and non-assessable, and not subject to, or issued in violation of, any kind of preemptive, subscription or any kind of similar rights. Except as provided hereunder, neither Capital Growth, nor 20/20 Mergeco is subject to any obligation or requirement to provide funds for, or to make any investment (in the form of a loan or capital contribution) to or in any Person. All of the issued and outstanding shares of Capital Growth Common Stock were issued in compliance in all material respects with all applicable federal and state securities laws. The authorized capital stock of each 20/20 Mergeco consists of 1,000 shares of common stock, 100 of which are duly authorized, validly issued and fully paid and non-assessable, and all of which are, and at the Closing Date will be, owned by Capital Growth free and clear of any Liens.

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5.3  Authorization; Enforceability. Each of Capital Growth and 20/20 Mergeco has the corporate power and authority to execute, deliver and perform this Agreement and the other Documents to which it is a Party. The execution, delivery and performance of this Agreement and the other Documents to which it is a Party and the consummation of the transactions contemplated herein and therein have been duly authorized and approved by each of Capital Growth and 20/20 Mergeco, and no other action on the part of any of them is necessary in order to give effect thereto. This Agreement and each of the other Documents to be executed and delivered by each of Capital Growth and 20/20 Mergeco have been duly executed and delivered by, and constitute the legal, valid and binding obligations of, each of them, enforceable against each of them, in accordance with their terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally and except that the availability of equitable remedies is subject to the discretion of the Court before which any proceeding therefor may be brought.

5.4  No Violation or Conflict. None of (a) the execution and delivery by Capital Growth and 20/20 Mergeco of this Agreement and the other Documents to be executed and delivered by each of Capital Growth and 20/20 Mergeco, (b) consummation by each of Capital Growth and 20/20 Mergeco of the transactions contemplated by this Agreement and the other Documents, or (c) the performance of this Agreement and the other Documents required by this Agreement to be executed and delivered by each of Capital Growth and 20/20 Mergeco at the Closing, will (1) conflict with or violate the articles of incorporation or bylaws of any of them, (2) conflict with or violate any Law, Order or Permit applicable to any of them, or (3) conflict with or violate any loan or credit agreement, note, bond, mortgage, indenture, contract, agreement, lease or other instrument or obligation to which any of them is a party or by which any of their respective properties may be bound or affected.

5.5  Governmental Consents and Approvals. Except for filings required by applicable Securities Laws or exchanges, the execution, delivery and performance of this Agreement and the other Documents by each of Capital Growth and 20/20 Mergeco do not and will not require any consent, approval, authorization, Permit or other Order of, action by, filing with or notification to, any Governmental Authority.

5.6  Litigation. Except as set forth on Schedule 5.6, there is no suit, action, arbitration, claim, governmental or other proceeding before any Governmental Authority pending or, to the Knowledge of Capital Growth, threatened, against Capital Growth, or 20/20 Mergeco.

5.7  Interim Operations. 20/20 Mergeco was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, and has engaged in no other business activities and has conducted its operations only as contemplated in this Agreement.

5.8  Brokers. Capital Growth has not employed any financial advisor, broker or finder, and Capital Growth has not incurred and will not incur any broker’s, finder’s, investment banking or similar fees, commissions or expenses in connection with the transactions contemplated by this Agreement.

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5.9  Board Approval. The boards of directors of Capital Growth and of 20/20 Mergeco have, each at a meeting duly called and held at which all members of such board of directors were present or by a unanimous written consent: (a) approved this Agreement; (b) determined that the Merger and other transactions contemplated by this Agreement are advisable, fair to and in the best interest of such entity and each of their respective stockholders; (c) resolved to recommend to the stockholders of 20/20 Mergeco (1) the approval of the Merger and the other transactions contemplated hereby and (2) the approval and adoption of this Agreement; and (d) directed that this Agreement be submitted to the stockholders of 20/20 Mergeco for its approval and adoption.

5.10  Material Information. No covenant, representation or warranty by Capital Growth, and no written statement, schedule or certificate furnished or to be furnished by Capital Growth pursuant hereto or at the Closing hereunder, contains or will contain any untrue statement of a material fact, or will omit to state a material fact necessary to provide 20/20 with complete and accurate information as to Capital Growth or to make the statements therein not misleading. For purposes hereof, Capital Growth represents that all of the disclosures contained in its filings with the Securities & Exchange Commission during calendar years 2004, 2005 and 2006 are true and correct in all material respects and do not omit to state or misstate any material facts regarding the business or financial condition of Capital Growth and its Subsidiaries.

ARTICLE VI

COVENANTS

6.1  Performance. Subject to the terms and conditions provided in this Agreement, each of the Parties shall use its respective commercially reasonable efforts in good faith to take or cause to be taken as promptly as practicable all reasonable actions that are within its power to cause to be performed and fulfilled those of the conditions precedent to its obligations to consummate the transactions contemplated by this Agreement that are dependent upon its actions, including obtaining all necessary approvals, to the end that the transactions contemplated hereby will be fully and timely consummated.

6.2  Regulatory and Other Authorizations; Notices and Consents.

(a)  Each of the Parties will use its commercially reasonable efforts to obtain all authorizations, consents, Orders and approvals of all Governmental Authorities and officials that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and the other Documents and will cooperate fully with each of the Parties in promptly seeking to obtain all such authorizations, consents, Orders and approvals.

(b)  Each of the Parties shall give promptly such notices to third parties and use its commercially reasonable efforts to obtain such third party consents and estoppel certificates as the Parties may deem necessary or desirable in connection with the consummation of the transactions contemplated by this Agreement and the other Documents. The Parties shall cooperate with each other and use all reasonable efforts to assist in giving such notices and obtaining such consents and estoppel certificates. Notwithstanding the foregoing, Capital Growth acknowledges that 20/20 shall not be obligated to deliver any landlord estoppel certificates as a condition preceding to effecting the Closing contemplated hereunder.

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6.3  Notification. From the date this Agreement is signed by the Parties until the Closing, each Party to this Agreement shall promptly notify the other Parties in writing of the occurrence, or pending or threatened occurrence, of (a) any event that would constitute a breach or violation of this Agreement by any Party or that could reasonably be anticipated to cause any representation or warranty made by the notifying Party in this Agreement to be false or misleading in any respect (including without limitation, any event or circumstance which would have been required to be disclosed on the applicable Disclosure Schedule if such event or circumstance occurred or existed on or prior to the date of this Agreement), and (b) all other material developments affecting the assets, Liabilities, business, financial condition, operations, results of operations, customer or supplier relations, employee relations, projections or prospects of such Party. Any such notification shall not limit or alter any of the representations, warranties or covenants of the parties set forth in this Agreement or any rights or remedies a Party may have with respect to a breach of any representation, warranty or covenant.

6.4  Conduct of Business Pending Closing.

(a)  At all times prior to the Closing Date, 20/20 covenants and agrees that it shall conduct the Business only in the ordinary course of its Business consistent with past practices, and 20/20 shall use its commercially reasonable efforts consistent with past practices to preserve intact the Business and to keep available satisfactory relationships with suppliers, customers and others having business relationships with it.

(b)  From the date of this Agreement until the Closing Date there shall not be any material increases or decreases in compensation, capital expenditures, asset sales or affiliate transactions involving 20/20, nor shall there be any unusual cash withdrawals, unusual payments, unusual contracts or contract provisions, or other unusual transactions or business practices involving 20/20.

(c)  At all times prior to the Closing Date, except as otherwise set forth in this Agreement, 20/20 Mergeco covenants and agrees that it will not, directly or indirectly, conduct any business or incur any Liabilities (contingent or otherwise).

(d)  20/20 agrees that during the period from the date of signing of this Agreement until the Closing Date, they shall each refrain from entering into, participating in, or responding to, any other negotiations, discussions, contracts, letters of intent, or other arrangements of any nature with any third parties (other than Capital Growth) regarding a disposition of 20/20’s Business or assets, the sale of the stock or equity interests of 20/20, or any other actions which might have the effect of impeding, delaying or making more costly the Merger, provided, however, that this Agreement shall no longer be legally binding upon 20/20 if the Closing has not occurred by September 30, 2006, unless the outside date for Closing is extended by mutual agreement of the parties.

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6.5  Employment Matters. Except as set forth in Article X, there will be no changes in the employment status, or in the terms and conditions of employment, of the employees of 20/20 prior to the Merger.

ARTICLE VII

REGISTRATION RIGHTS

7.1  Transactions Shares. The Transaction Shares will be unregistered, restricted stock, and shall be subject to piggyback registration rights in connection with the registration rights granted to the investors in the Pipe Transaction; provided however, such registration rights shall be subject to up to a six (6) month lock-up (on terms designated by the managing underwriter) following the effective date of the initial registration statement filed on behalf of the investors in the Pipe Transaction; provided further, in connection with the registration of the shares issued to the investors in the Pipe Transaction, to the extent the managing dealer advises Capital Growth in writing that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold in such offering without adversely affecting the marketability of the offering, Capital Growth shall include in such registration (i) first, the quantity of shares issued to the investors in the Pipe Transaction requested to be included in such registration, pro rata among the respective holders thereof on the basis of the number of shares requested to be included in such registration by each such holder, (ii) second, the Transaction Shares, pro rata among the respective holders thereof on the basis of the number of shares requested to be included in such registration by each such holder, and (iii) third, other securities of the Company requested to be included in such registration, pro rata among the respective holders thereof on the basis of the number of shares requested to be included in such registration by each such holder.

ARTICLE VIII

CONDITIONS PRECEDENT TO CLOSING

8.1  Conditions Precedent to the Obligations of Capital Growth. The obligation of each of Capital Growth and 20/20 Mergeco to consummate the transactions described in this Agreement shall be subject to the fulfillment on or before the Closing of the following conditions precedent, each of which may be waived by a Capital Growth in its sole discretion:

(a)  Representations, Warranties and Covenants of 20/20. The representations and warranties of 20/20 contained in this Agreement shall have been true and correct when made and shall be true and correct in all material respects as of the Closing, with the same force and effect as if made as of the Closing Date, other than such representations and warranties that are expressly made as of another date, and the covenants and agreements contained in this Agreement to be complied with by 20/20 on or before the Closing shall have been complied with.

(b)  Authorizations, Approvals and Consents. All authorizations, approvals or consents of any and all Governmental Authorities or other Persons required to be obtained by the 20/20 to consummate the transactions contemplated by this Agreement which, either individually or in the aggregate, if not obtained, would have a material adverse effect on the Business, including without limitation, the authorizations, approvals, or consents listed on Schedule 4.6, shall have been validly obtained and copies thereof shall have been delivered to Capital Growth.

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(c)  No Actions, Suits or Proceedings. No Order of any Court or Governmental Authority shall have been issued restraining, prohibiting, restricting or delaying, the consummation of the transactions contemplated by this Agreement and the other Documents. No Litigation shall be pending or, to the Knowledge of the Parties to this Agreement, threatened, (except to the extent disclosed in this Agreement), before any Court or Governmental Authority to restrain, prohibit, restrict or delay, or to obtain damages or a discovery order in respect of this Agreement or the consummation of the transactions contemplated hereby. No insolvency proceeding of any character including without limitation, bankruptcy, receivership, reorganization, dissolution or arrangement with creditors, voluntary or involuntary, affecting 20/20 shall be pending, and 20/20 shall not have taken any action in contemplation of, or which would constitute the basis for, the institution of any such proceedings.

(d)  No Adverse Change of 20/20. No events or conditions shall have occurred which individually or in the aggregate, have had, or may reasonably be anticipated to give rise to any Material Adverse Effect on 20/20 since the date of this Agreement.

(e)  Corporate Action. 20/20 shall have taken all corporate action necessary to approve the transactions contemplated by this Agreement, and 20/20 shall have furnished Capital Growth and 20/20 Mergeco with copies of resolutions, adopted by the board of directors and, if necessary, stockholders of 20/20 and certified by the secretary of 20/20 as of the Closing Date, in form and substance reasonably satisfactory to Capital Growth, in connection with such transactions.

(f)  Due Diligence. Capital Growth shall have completed its due diligence investigation of 20/20 (including, without limitation, an examination of the corporate books and records, financials, historical operations, management, business practices, computer systems, prospects, legal, tax, ERISA and other matters) not later than the Closing Date, and the results of such investigation shall be satisfactory to Capital Growth in its sole discretion as of such date and the date of execution of this Agreement.

(g)  Executives. Patrick C. Shutt and George King shall enter into employment agreements (to the extent required by Capital Growth) with the Surviving Corporation containing customary terms and conditions.

(h)  Creditors. 20/20 shall have entered into agreements with each of the 20/20 unsecured Creditors regarding the payment of Indebtedness by 20/20 after the Effective Date (the “Creditor Arrangements”), any such Creditor Arrangement in form and substance approved by Capital Growth. The Creditor Arrangements shall do at least one of the following (and in any event, must be in form and substance approved by Capital Growth): (i) cause the Indebtedness of the 20/20 Creditor to be converted into Transaction Shares (or upon mutual consent of the parties, Capital Growth Series B Preferred Stock); (ii) forgive a portion of such Indebtedness (such forgiveness to occur immediately prior to the Effective Time, and/or (iii) defer the payment obligation under the Indebtedness for a period calling for quarterly payment over at least 8 calendar quarters, commencing on or following the last quarter of 2006.

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(i)  Legal Opinions of Counsel for 20/20. Legal counsel for 20/20 shall have delivered to Capital Growth a written opinion of counsel in the form and substance reasonably satisfactory to Capital Growth regarding its authority to enter into the transactions called for herein.

(j)  Capital Growth Funding. Capital Growth shall have received net proceeds from the private offering and/or financing in the form of cash or assignment of secured liabilities of 20/20 to Capital Growth of not less than $3,100,000; the parties hereto acknowledge and agree that to the extent Capital Growth acquires any of the notes evidencing secured Indebtedness of 20/20, then the obligation evidenced by such Notes shall be deemed to be a portion of the Cash Consideration payable hereunder and the amount of such Indebtedness shall be credited against Capital Growth’s purchase obligations hereunder.

(k)  Corporate Action. 20/20 shall have taken all corporate action necessary to approve the transactions contemplated by the Agreement, the 20/20 Stockholders shall have duly approved the Merger, and 20/20 shall have furnished Capital Growth with copies of resolutions, adopted by the board of directors of 20/20 and the 20/20 Stockholders and certified by the secretary of 20/20 as of the Closing Date, in form and substance reasonably satisfactory to Capital Growth, in connection with such transactions.

(l)  Other Documents. The Company shall have furnished or caused to be furnished to the Parent the documents set forth in Section 8.4 and such other documents and certificates as may be reasonably requested by Capital Growth.

8.2  Conditions Precedent to the Obligations of 20/20. The obligation of 20/20 to consummate the transactions described in this Agreement shall be subject to the fulfillment on or before the Closing of the following conditions precedent, each of which may be waived by a Capital Growth in its sole discretion:

(a)  Representations, Warranties and Covenants of Capital Growth and 20/20 Mergeco. The representations and warranties of each of Capital Growth and 20/20 Mergeco contained in this Agreement shall have been true and correct when made and shall be true and correct in all material respects as of the Closing, with the same force and effect as if made as of the Closing Date, other than such representations and warranties that are expressly made as of another date, and the covenants and agreements contained in this Agreement to be complied with by Capital Growth and 20/20 Mergeco on or before the Closing shall have been complied with, and 20/20 shall have received a certificate to such effect signed by a duly authorized officer of Capital Growth and the 20/20 Mergeco.

(b)  No Actions, Suits or Proceedings. No Order of any Court or Governmental Authority shall have been issued restraining, prohibiting, restricting or delaying, the consummation of the transactions contemplated by this Agreement and the other Documents. No Litigation shall be pending or, to the Knowledge of the Parties to this Agreement, threatened, before any Court or Governmental Authority to restrain, prohibit, restrict or delay, or to obtain damages or a discovery order in respect of this Agreement or the consummation of the transactions contemplated hereby. No insolvency proceeding of any character including without limitation, bankruptcy, receivership, reorganization, dissolution or arrangement with creditors, voluntary or involuntary, affecting 20/20 shall be pending, and 20/20 shall not have taken any action in contemplation of, or which would constitute the basis for, the institution of any such proceedings

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(c)  No Adverse Change of Capital Growth or 20/20 Mergeco. No events or conditions shall have occurred which individually or in the aggregate, have had, or may reasonably be anticipated to give rise to any Material Adverse Effect on Capital Growth or 20/20 Mergeco.

(d)  Corporate Action. Capital Growth and 20/20 Mergero shall have taken all corporate action necessary to approve the transactions contemplated by this Agreement, and Capital Growth and 20/20 Mergeco shall have furnished 20/20 with copies of resolutions, adopted by the board of directors and, if necessary, stockholders of Capital Growth and 20/20 Mergeco and certified by the secretary of Capital Growth and 20/20 Mergeco as of the Closing Date, in form and substance reasonably satisfactory to 20/20, in connection with such transactions.

(e)  Employment Agreements. The terms of the employment agreements for Patrick Schutt and George King shall be on terms satisfactory to each of them.

(f)  Other Documents. Capital Growth and 20/20 Mergeco shall have furnished or caused to be furnished to 20/20 the documents set forth in Section 8.4 and such other documents and certificates as may be reasonably requested by 20/20.

8.4  Delivery of Documents by 20/20. 20/20 agrees to execute and deliver, or cause to be executed and delivered, to Capital Growth at the Closing, the following:

(a)  All of the instruments and documents required to be delivered under Section 8.1;

(b)  all corporate minute books and stock record books of 20/20; and

(c)  Such other documents as Capital Growth may reasonably request.

8.5  Delivery of Documents by Capital Growth and 20/20 Mergeco. Capital Growth and 20/20 Mergeco agree to execute and deliver, or cause to be executed and delivered, to 20/20 at the Closing, the following:

(a)  All of the instruments and documents required to be delivered under Section 8.2;

(b)  Such other documents as 20/20 may reasonably request

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ARTICLE IX

INDEMNIFICATION

9.1  Survival of Representations, Warranties and Covenants. The representations and warranties contained in this Agreement shall survive (and shall be unaffected by (and shall not be deemed waived by) any investigation, audit, appraisal or inspection at any time made by or on behalf of another party hereto) for two (2) years after the Closing Date. All covenants and agreements contained in this Agreement (and in the corresponding covenants and agreements set forth in any of the Documents) shall survive the Closing and continue in full force until fully performed in accordance with their terms.

9.2  Indemnification.

(a)  The 20/20 Stockholders agree to indemnify and hold harmless Capital Growth and the Surviving Corporation, and each of their respective successors and assigns, together with all of their officers and directors, from and against any and all losses, damages, liabilities, obligations, costs or expenses which are caused by or arise out of (1) any breach or default in the performance by the 20/20 Stockholders or 20/20 of any covenant or agreement of the 20/20 Stockholders or 20/20 contained in this Agreement; (2) any material breach of warranty or inaccurate or erroneous representation made by 20/20 herein, in this Agreement or in any schedule (including the Disclosure Schedule) delivered to Capital Growth or the 20/20 Mergeco pursuant hereto or in any certificate or other instrument delivered by or on behalf of 20/20 pursuant hereto; (3) any infringement actions relating to the Trademarks used by 20/20 or any other loss arising out of a determination that 20/20 is not entitled to use such Trademarks or service marks; (4) all Liabilities of 20/20 as of the Closing Date, including any liabilities listed on Schedule 9.2(a); and (5) any and all actions, suits, proceedings, claims, demands, judgments, costs and expenses (including reasonable legal fees) arising out of the foregoing (any one such item being herein called a “Loss” and all such items being herein collectively called “Losses”); provided, however, that the aforesaid indemnification shall be limited to the Holdback Shares.

(b)  Capital Growth and the 20/20 Mergeco jointly and severally agree to indemnify and hold harmless the 20/20 Stockholders and their respective successors and assigns, from and against any and all Losses which are caused by or arise out of (1) any material breach or default in the performance by Capital Growth or the 20/20 Mergeco of any covenant or agreement of Capital Growth or the 20/20 Mergeco contained in this Agreement; (2) any material breach of warranty or inaccurate or erroneous representation made by Capital Growth or the 20/20 Mergeco herein, in this Agreement or in any schedule delivered to 20/20 pursuant hereto or in any certificate or other instrument delivered by or on behalf of Capital Growth or the 20/20 Mergeco pursuant hereto; and (3) any and all actions, suits, proceedings, claims, demands, judgments, costs and expenses (including reasonable legal fees) arising out of the foregoing.

(c)  Any actions taken or decisions made with respect to the 20/20 Stockholders pursuant to this Article 10 shall be taken or made by the 20/20 Stockholders’ Representative. No 20/20 Stockholder shall have any individual rights pursuant to this Article X, and the decision of the 20/20 Stockholders’ Representative shall be binding upon each 20/20 Stockholder. Any expenses incurred by 20/20 Stockholders’ Representative and its counsel and accountants in connection with this Agreement shall be the sole responsibility of the 20/20 Stockholders’ Representative; provided however, 20/20 may fund up to $25,000 to 20/20 Stockholders’ Representative from its available cash as of the Closing Date (which amount shall be deducted from the Merger Consideration). Notwithstanding the foregoing, to the extent that 20/20 Stockholder’s Representative refunds any of such monies to Capital Growth prior to the distribution of all of the remaining Holdback Shares, simultaneously with the final distribution of the Holdback Shares, Capital Growth shall distribute such additional Transaction Shares representing the amount refunded (based on a value of $1,000 per Transaction Share).

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(d)  Any indemnified party seeking indemnification hereunder shall give to the party obligated to provide indemnification to such indemnified party a notice describing in reasonable detail the facts giving rise to any claim for indemnification hereunder and shall include in such notice the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or any other agreement, document or instrument executed pursuant hereto or in connection herewith upon which such claim is based. After the giving of any notice pursuant hereto, the amount of indemnification to which an indemnified party shall be entitled under this Article XI shall be determined by the written agreement between the indemnified party and the indemnifying party or by a final judgment or decree of any Court of competent jurisdiction.

(e)  No party hereunder shall be obligated under this Section 9.2 to pay any amounts for indemnification hereunder relating to a claim to the extent of (A) any tax benefit to the indemnified party therefrom, or (B) any insurance proceeds and any indemnity, contribution or similar payment paid to the indemnified party or any affiliated entity from any third party with respect thereto.

9.3  Third Party Claim. If any third person asserts a claim against an indemnified party hereunder that, if successful, might result in a claim for indemnification against any indemnifying party hereunder, the indemnifying party shall be given prompt written notice thereof and shall have the right (a) to participate in the defense thereof and be represented, at his or its own expense, by advisory counsel selected by it, and (b) to approve any settlement if the indemnifying party is, or will be, required to pay any amounts in connection therewith. Notwithstanding the foregoing, if within ten (10) Business Days after delivery of the indemnified party’s notice described above, the indemnifying party indicates in writing to the indemnified party that, as between such parties, such claims shall be fully indemnified for by the indemnifying party as provided herein, then the indemnifying party shall have the right to control the defense of such claim, provided that the indemnified party shall have the right (1) to participate in the defense thereof and be represented, at his or its own expense, by advisory counsel selected by it, and (2) to approve any settlement if the indemnified party’s interests are, or would be, affected thereby, which approval shall not be unreasonably withheld, conditioned or delayed.

9.4  Offset; Security for Indemnification Claims.

(a)  All amounts determined to be owing to Capital Growth for indemnification obligations of 20/20 pursuant to Section 9.1 shall be offset against the Holdback Shares, such offset to be either upon the agreement of Capital Growth and the 20/20 Stockholders’ Representative, or, absent such agreement, at the conclusion of the procedures specified in this Section 9.3. In the event Capital Growth is entitled to offset against the Holdback Shares, the number of Holdback Shares that shall be canceled and no longer deliverable to the 20/20 Stockholders shall equal the amount of the indemnification claim owned to Capital Growth divided by the fair market value of the Holdback Shares, with the fair market value of the Holdback Shares being determined based on an agreed upon value of $1,000 per Transaction Share for the Holdback Shares. Capital Growth’s exercise of the offset right contained herein shall not limit any other remedies Capital Growth has pursuant to this Agreement, at law or in equity, but in no event shall any of the 20/20 Stockholders have personal liability to Capital Growth with respect to this Agreement.

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(b)  On the first Business Day after each date set forth under the heading “Release Date” in the table below (each, a “Release Date”), Capital Growth will transfer to the 20/20 Stockholders the number of Holdback Shares under the heading “Release Amount” in the table below (each, a “Release Amount”) minus the sum of (i) the Liabilities of 20/20 existing as of the Closing Date immediately prior to the Closing which are in excess of the Net Closing Date Liabilities and (ii) the number of Holdback Shares equal to the aggregate amount of claims by Capital Growth pending on the applicable Release Date divided by the fair market value of the Holdback Shares (determined based on the closing price of the Holdback Shares on the previous ten (10) Business Days immediately preceding the applicable Release Date). With respect to any pending claims referred to in the preceding sentence, promptly following resolution of any such claims, the Holdback Shares, if any, which have not been offset by Capital Growth in connection with such resolution, and which would have been offset by Capital Growth if the claim had been resolved prior to the date set forth in the first sentence of this paragraph, will be transferred to the 20/20 Stockholders.

Release Date	Release Amount
12 months after the Effective Date	50% of the Holdback Shares

24 months after the Effective Date	Remainder of Holdback Shares, less any Contingent Warrant Shares

Thereafter, as and when, but in no event after the fourth anniversary of the Closing Date	Contingent Warrant Shares, as such shares are exercised or terminate

Notwithstanding the foregoing, upon the mutual agreement of Capital Growth and the 20/20 Stockholders’ Representative and as contemplated by Section 2.5(b)(1), Holdback Shares shall be released to the 20/20 Creditors in connection with the settlement of claims or payment of Liabilities of 20/20 existing as of the Closing Date.

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Capital Growth shall use its commercially reasonable efforts to cause the Capital Growth Series B Preferred Stock to be converted to Capital Growth Common Stock on or before the first Release Date set forth above.

ARTICLE X

TERMINATION

10.1  Termination.

(a)  A Party shall have the right to terminate this Agreement in the event that one of the conditions precedent to the obligation of such Party to close the transaction hereunder set forth in Section 10.1 have not been met by the scheduled Closing Date, as extended by mutual agreement of the Parties.

(b)  This Agreement shall terminate if the Closing does not occur by September 30, 2006, unless such date is extended by mutual agreement of the Parties.

ARTICLE XI

MISCELLANEOUS

11.1  Notices. All notices, requests, consents and other communications hereunder shall be in writing, shall be addressed to the receiving Party’s address set forth below or to such other address as a Party may designate by notice hereunder, and shall be either (a) delivered by hand, (b) made by facsimile transmission, (c) sent by recognized overnight courier, or (d) sent by certified mail, return receipt requested, postage prepaid.

If to Capital Growth or the 20/20 Mergeco, to:
Capital Growth Systems, Inc. 50 East Commerce Drive - Suite A Schaumburg, Illinois 60173 Attention: Thomas G. Hudson Chief Executive Officer

with a copy to:

Kelley Drye & Warren, LLP 333 W. Wacker Drive, Suite 2600 Chicago, Illinois 60606 Attention: Timothy R. Lavender Facsimile: (312) 857-7095 E-mail: tlavender@kelleydrye.com

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If to 20/20 or 20/20 Stockholders’ Representative, to:	20/20 Technologies, Inc. 125 South Wacker Drive - Suite 300 Chicago, Illinois 60606 Attention: Patrick C. Shutt Chief Executive Officer

with a copy to:

Shefsky & Froelich, Ltd. 111 East Wacker Drive - Suite 2800 Chicago, Illinois 60601 Attention: Mitchell D. Goldsmith Facsimile: (312) 275-7569 E-Mail: mgoldsmith@shefskylaw.com

All notices, requests, consents and other communications hereunder shall be deemed to have been delivered (1) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above, (2) if sent by facsimile transmission, at the time receipt has been acknowledged by electronic confirmation or otherwise, (3) if sent by overnight courier, on the next Business Day following the day such notice is delivered to the courier service, or (4) if sent by certified mail, on the fifth (5th) Business Day following the day such mailing is made.

11.2  Entire Agreement. This Agreement and the other Documents embody the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersede all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in the Documents shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

11.3  Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs, personal representatives, legal representatives, and permitted assigns.  The parties acknowledge that although Shefsky & Froelich Ltd. has performed certain services for the benefit of Capital Growth and affiliates related to its financing and other activities, it has not provided any services or rendered any advice to Capital Growth or affiliates with respect to the subject matter of this Agreement.

11.4  Assignment. Neither this Agreement, nor any right hereunder, may be assigned by any of the Parties without the prior written consent of the other Parties.

11.5  Modifications and Amendments. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by all Parties hereto.

11.6  Waivers. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the Party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent. No failure or delay by a Party in exercising any right, power or remedy under this Agreement, and no course of dealing between the Parties hereto, shall operate as a waiver of any such right, power or remedy of the Party. No single or partial exercise of any right, power or remedy under this Agreement by a Party, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such Party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a Party shall not constitute a waiver of the right of such Party to pursue other available remedies. No notice to or demand on a Party not expressly required under this Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

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11.7  No Third Party Beneficiary. Except as otherwise provided herein, nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any Person other than the Parties and their respective heirs, personal representatives, legal representatives, successors and permitted assigns, any rights or remedies under or by reason of this Agreement. Notwithstanding the foregoing, the indemnified entities and persons referred to in Article X are expressly acknowledged to be third party beneficiaries of this Agreement.

11.8  Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

11.9  Publicity. 20/20 shall not make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of Capital Growth, except as may be required by Law. Neither Capital Growth nor 20/20 shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of 20/20, except pursuant to the advice of Capital Growth’s securities law counsel. Capital Growth and 20/20 shall cooperate in regard to the timing and contents of any press release or public announcement which Capital Growth and 20/20 shall decide to make.

11.10  Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the Law of the State of Illinois without giving effect to the conflict of law principles thereof.

11.11  Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, either manually or via facsimile transmission of signatures, each of which shall be deemed an original but all of which together shall constitute one and the same agreement.

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11.12  Headings. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

11.13  Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred, including, with respect to 20/20, expenses related to audit work with respect to 20/20 for period occurring prior to the Closing which shall be undertake following the Closing. To the extent such costs and expenses have not been satisfied or constitute obligations of 20/20 at Closing, such costs shall be a reduction to the Merger Consideration.

11.14  Further Assurances. At any time and from time to time after the Closing Date each Party shall execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation as may be reasonably requested in order to more effectively carry forth the terms and conditions of this Agreement and the Documents.

11.15  Arbitration. Any controversy, dispute or claim arising out of or in connection with this Agreement shall be settled by final and binding arbitration to be conducted by an arbitration tribunal in Chicago, Illinois, pursuant to the rules of the American Arbitration Association. The arbitration tribunal shall consist of one arbitrator. If the parties cannot agree on the arbitrator, the office of the American Arbitration Association in Chicago, Illinois shall make the necessary appointment. The decision or award of the arbitrator shall be final, and judgment upon such decision or award may be entered in any competent Court or application may be made to any competent Court for judicial acceptance of such decision or award and an Order of enforcement. In the event of any procedural matter not covered by the aforesaid rules, the procedural law of the State of Illinois shall govern. Notwithstanding the agreement to arbitrate contained in this Section 11.15, any party may apply to any Court having jurisdiction to enforce this Agreement to seek provisional injunctive relief so as to maintain the status quo until the arbitration award is rendered or the dispute is otherwise resolved.

11.16  Incorporation by Reference. Each exhibit and schedule to this Agreement is hereby incorporated into this Agreement by reference thereto, with the same legally binding force and effect as if such exhibit or schedule were fully set forth herein. any disclosure made in this Agreement or in any schedule or any document attached to any schedule shall be deemed to be a disclosure for all schedules. If the schedules and exhibits have not been completed prior to the Closing Date, the parties shall complete such schedules within five (5) business days after the date hereof. The schedules shall not reveal any materially adverse conditions not otherwise disclosed in the Financial Statements.

[Remainder of Page Left Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties hereto have each executed and delivered this Agreement and Plan of Merger as of the day and year first above written.

Capital Growth Systems, Inc.

By:	/s/ Thomas G. Hudson
Name:	Thomas G. Hudson
Title:	Chief Executive Officer

20/20 Merger Sub, Inc.

By:	/s/ Thomas G. Hudson
Name:	Thomas G. Hudson
Title:	Chief Executive Officer

20/20 Technologies, Inc.

By:	/s/ Patrick C. Shutt
Name:	Patrick C. Shutt
Title:	Chief Executive Officer

20/20 Representative, Inc
By:	/s/ Patrick C. Shutt
Name:	Patrick C. Shutt
Title:	Chief Executive Officer

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